UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 25, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Calls on Ocean Power Technologies to Remove Entrenchment Devices in Advance of 2023 Annual Meeting

EASTON, PA – August 25, 2023

Paragon Technologies, Inc. (“Paragon”) (OTC:PGNT), a diversified holding company which owns approximately 4.0% of the outstanding shares of Ocean Power Technologies, Inc. (“Company”) (“OPT”) (NYSE American: OPTT), calls on OPT to remove the Company’s entrenchment devices prior to the Company’s 2023 Annual Meeting.

Immediately after Paragon indicated its interest in joining the Company’s board due to concerns Paragon expressed about OPT’s deteriorating financial performance to the Company’s CEO and Board, OPT quickly amended its bylaws to make its director nomination provisions more burdensome and include provisions that OPT has not applied to its own hand-picked board nominees.

Second, after more than 30 years of significant and consistent losses, OPT decided that now was the time to adopt an anti-shareholder poison pill, only after Paragon began this campaign.

On July 20, 2023, Paragon requested a limited waiver under the poison pill to acquire up to 19.9% of OPT, further signaling Paragon’s commitment to be 100% aligned with all OPT’s shareholders. Since OPT currently does not have any shareholders that hold more than 4.9% of its outstanding shares of common stock, granting this waiver in no way would jeopardize any of OPT’s net operating losses. OPT has failed to give us a decision, leading us to conclude they are stalling with no intention of granting such a waiver.

OPT has denied Paragon’s request for books and records relating to OPT’s years of significant financial losses and what we believe is excessive board compensation. After Paragon was forced to file litigation to enforce its rights to books and records, OPT sought to have Paragon’s counsel disqualified, instead of focusing on the merits of the case. The motion to disqualify Paragon’s counsel was denied by the Court.

Paragon calls on OPT to demonstrate its adherence to good corporate governance practices and its stated commitment to enhance value for all OPT shareholders by taking immediate steps to:

•	Reinstate the Company’s bylaws to their original form prior to Paragon’s calling out the Company’s worsening financial performance.
•	Terminate the Company’s poison pill and grant Paragon its limited waiver.
•	Allow Paragon, as is Paragon’s right as a shareholder, to examine the Company’s books and records.
•	Reconstitute its Board to appoint Paragon’s directors to the Company’s Board that allows Paragon to have an equal voice with existing directors in a newly constituted Board so we can work constructively on behalf of ALL shareholders.

The OPT directors continue to engage in securities offerings and sign the company’s SEC filings while they appear to know the business is not commercially viable.  Paragon is determined to hold each individual director of OPT personally accountable for these actions to the fullest extent permitted by law.

We appreciate the support from shareholders thus far. If shareholders have any questions please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Shareholders may further contact us at ir@pgntgroup.com if you would like to learn more.

Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,254,443 shares of common stock of the company, par value $0.001 per share (“Common Stock”).

Paragon Technologies, Inc., and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.